SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HALLMARK FINANCIAL SERVICES, INC.
(Name of the Registrant as Specified In Its Charter)

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HALLMARK FINANCIAL SERVICES, INC.
777 Main Street, Suite 1000
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2010

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Hallmark Financial Services, Inc. (the “Company”) will be held in the 11th Floor Conference Room at Carter Burgess Plaza, 777 Main Street, Fort Worth, Texas, at 10:00 a.m., Central Daylight Time, on Friday, May 28, 2010, for the following purposes:

1.	To elect five directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2.	To transact such other business that may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 14, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders of the Company are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CECIL R. WISE

Cecil R. Wise, Secretary

Dated:  May 5, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.  IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HALLMARK FINANCIAL SERVICES, INC.
777 Main Street, Suite 1000
Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2010

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 28, 2010, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”), and at any adjournment thereof.  When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon.  If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of each of the nominees for director and in the discretion of the proxy holder on any other matter that may properly come before the meeting.

Submitting a proxy will not affect a shareholder's right to vote in person at the Annual Meeting.  Any shareholder who gives a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to the Company, by substituting a new proxy executed on a later date, or by making a written request in person at the Annual Meeting that the proxy be returned.  However, mere attendance at the Annual Meeting will not revoke the proxy.

All expenses of preparing, assembling and mailing this Proxy Statement and the enclosed materials and all costs of soliciting proxies will be paid by the Company.  In addition to solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone or in person.  Such officers and employees who solicit proxies will receive no compensation for their services other than their regular salaries.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares they hold, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in forwarding these materials.

The principal executive offices of the Company are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102.  The Company's mailing address is the same as that of its principal executive offices.

This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders on or about May 5, 2010.  A copy of the Company's Annual Report for the fiscal year ended December 31, 2009, is enclosed herewith.  Such Annual Report does not constitute a part of the materials used for the solicitation of proxies.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

1.           Election of five directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2.           Transaction of such other business as may properly come before the meeting or any adjournment thereof.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 14, 2010 (the “Record Date”).  On the Record Date, there were 20,123,336 shares of common stock of the Company, par value $0.18 per share (the “Common Stock”), issued and outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting.  There are no cumulative voting rights.  The presence, in person or by proxy, of holders of one-third of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business.  Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast.  The affirmative vote of the holders of a majority of the shares of Common Stock actually voted will be required for the approval of all other matters to come before the Annual Meeting.

Abstentions and broker non-votes will be counted solely for purposes of determining whether a quorum is present at the Annual Meeting.  Pursuant to the Bylaws of the Company, abstentions and broker non-votes will not be counted in determining the number of shares voted on any matter.  Therefore, abstentions and broker non-votes will have no effect on the election of directors or the approval of any other proposal submitted to a vote of the shareholders at the Annual Meeting.

ELECTION OF DIRECTORS
(Item 1)

At the Annual Meeting, five directors will be elected for a term expiring at the 2011 annual meeting of the Company's shareholders or when their successors are elected and qualify.  Directors will be elected by a plurality of the votes cast at the Annual Meeting.  Cumulative voting is not permitted in the election of directors.

The Board has proposed the following slate of nominees for election as directors at the Annual Meeting.  None of the nominees was selected on the basis of any special arrangement or understanding with any other person.  None of the nominees bears any family relationship to any other nominee or to any executive officer of the Company.  The Board has determined that all of its nominees other than Mark E. Schwarz meet the current independence requirements of The Nasdaq Stock Market (“Nasdaq”).

In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of each nominee named below.  Each nominee has accepted nomination and agreed to serve if elected.  If any nominee becomes unable to serve before election, shares represented by proxy may be voted for the election of a substitute nominee designated by the Board.

The Board recommends a vote FOR election of each nominee below.

Name	Age	Director Since	Current Position(s) with the Company
Mark E. Schwarz	49	2001	Director and Executive Chairman
Scott T. Berlin	40	2001	Director
James H. Graves	61	1995	Director
Jim W. Henderson	63	2009	Director
George R. Manser	78	1995	Director

Mark E. Schwarz was elected Executive Chairman of the Company in August, 2006.  He served as Chief Executive Officer of the Company from January, 2003 until August, 2006, and as President from November, 2003 through March, 2006.  Since 1993, Mr. Schwarz has, through Newcastle Capital Management, L.P. and Newcastle Capital Group, L.L.C., controlled the general partner of Newcastle Partners, L.P., a private investment firm.  From 1993 until 1999, Mr. Schwarz was also employed as a securities analyst and portfolio manager for Sandera Capital Management, L.L.C. and SCM Advisors, L.L.C., both of which were private investment management firms associated with the Lamar Hunt family. Mr. Schwarz presently serves as Chairman of the boards of directors of Pizza Inn, Inc., an operator and franchisor of pizza restaurants; Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; and Wilhelmina International, Inc., a model management and talent representation company.  Mr. Schwarz is also presently a director of SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications.   Within the past five years, Mr. Schwarz has also served as a director of MedQuist, Inc., a provider of clinical documentation workflow solutions in support of electronic health records; Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies; Vesta Insurance Group, Inc., a property and casualty insurance holding company; and WebFinancial Corporation, a banking and specialty finance company.  The Board believes that Mr. Schwarz should serve as a director of the Company due to his extensive business and investment expertise, broad director experience and significant direct and indirect shareholdings in the Company.  (See, Principal Shareholders and Stock Ownership of Management.)

Scott T. Berlin is a Managing Director and principal of Brown, Gibbons, Lang & Company, an investment banking firm serving middle market companies.  His professional activities are focused on the corporate finance and mergers/acquisitions practice.  Prior to joining Brown, Gibbons, Lang & Company in 1997, Mr. Berlin was a lending officer in the Middle Market Group at The Northern Company.  The Board believes that Mr. Berlin should serve as a director of the Company due to his general background in investment banking and his particular experience in advising public and private companies and their boards in merger, acquisition and financing transactions.

James H. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm, since January 2002.  He has also served as an Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, since 2008.  Mr. Graves was a director, Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a securities research firm, from 2002 until 2006.  Prior to 2002, he served as a senior executive officer of Dean Witter Reynolds and as the Chief Operating Officer of J.C. Bradford & Company.  Mr. Graves also presently serves as a director of Cash America International, Inc., a company operating pawn shops and jewelry stores; and BankCap Partners, LP, a private equity fund which he co-founded in 2006.  The Board believes Mr. Graves should serve as a director due to his executive leadership and management experience in several businesses, including large corporations and businesses within the financial services industry, his over 30 years of experience analyzing financial statements and his experience as a director of both private and public companies, including his service as Chairman of the audit committee of another public company.

Jim W. Henderson is Vice Chairman and Chief Operating Officer of Brown & Brown, Inc., a diversified insurance agency and wholesale broker.  He has served as a director of Brown & Brown since 1993 and also serves as an executive officer of several of its subsidiaries.  Prior to assuming his current executive position in 2007, Mr. Henderson had served as Executive Vice President of Brown & Brown since 1995, as Senior Vice President from 1993 to 1995, as Senior Vice President of a predecessor corporation from 1989 to 1993, and as Chief Financial Officer of such predecessor from 1985 to 1989.    Mr. Henderson is also Chairman of the Board of Trustees of Embry-Riddle Aeronautical University, and is a member of the Board of Directors of the School of Business Administration of Stetson University, the Council of Insurance Agents and Brokers, and the Florida Hurricane Catastrophe Fund.  He previously served as Co-Chairman of the Insurance Accounting and Systems Association’s Property & Casualty Committee, President of the Central Florida Chapter of Financial Executives International, and as a member of the Board of Directors of United Way of Volusia/Flagler Counties and the Ronald McDonald House.  The Board believes that Mr. Henderson should serve as a director of the Company due to his extensive knowledge of and significant executive experience in the property and casualty insurance industry, as well as his experience as a director of another public company.

George R. Manser is Chairman of Concorde Holding Co. and CAH, Inc. LLC, each a private investment management company.  From 1991 to 2003, Mr. Manser served as a director of State Auto Financial Corp., an insurance holding company engaged primarily in the property and casualty insurance business.  Prior to his retirement in 2000, Mr. Manser also served as Chairman of Uniglobe Travel (Capital Cities), Inc., a franchisor of travel agencies; as a director of CheckFree Corporation, a provider of financial electronic commerce services, software and related products; and as an advisory director of J.C. Bradford & Co.  From 1995 to 1999, Mr. Manser served as the Director of Corporate Finance of Uniglobe Travel USA, L.L.C., a franchisor of travel agencies, and also served as a director of Cardinal Health, Inc. and AmerLink Corp.  From 1984 to 1994, he also served as a director and Chairman of North American National Corporation and various of its insurance subsidiaries.  The Board believes that Mr. Manser should serve as a director of the Company due to his significant expertise in the insurance industry, his substantial background in corporate finance, his varied executive experience and his experience as a director of other public companies.

OTHER BUSINESS
(Item 2)

The Board knows of no other business to be brought before the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as they in their discretion may deem appropriate, unless they are directed by the proxy to do otherwise.

BOARD OF DIRECTORS

Leadership Structure and Risk Oversight

Mark E. Schwarz serves as the Executive Chairman of the Company.  In such capacity, he functions as both the chairman of the Board and an executive officer with responsibilities for corporate strategy, capital allocation and management of the Company’s investment portfolio.  Mark J. Morrison serves as the President and Chief Executive Officer of the Company but is not a director.  The Board believes that this leadership structure is appropriate because it permits Mr. Schwarz to provide Board leadership independent of operational management, while still providing the Company the benefit of his business and investment expertise.  As a result, the Board believes that all directors are able to objectively evaluate the management and operations of the Company.  The Board also believes that, as a result of his significant beneficial ownership of Common Stock, Mr. Schwarz’s role as Executive Chairman enhances the focus of the Board on building shareholder value.  (See, Principal Shareholders and Stock Ownership of Management.)

The Board is responsible for providing general oversight over all of the Company’s strategies, operations and affairs, including its management of risk.  The Board and its standing committees regularly discuss material risk exposures, the potential impact of such exposures on the Company and the efforts of management to mitigate the identified risks.  The Company has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations. Executive management periodically report on the Company’s risk management policies and practices to the Board and relevant standing committees. The Audit Committee reviews the Company’s major financial risk exposures and a number of operational, compliance and strategic risks, including steps to monitor and manage those risks.  The Nomination and Governance Committee also monitors the Company’s corporate governance and certain compliance risks, while the Compensation Committee is primarily responsible for oversight of risks associated with employee relations and compensation strategy.  The Board believes that its leadership structure supports the ability of the Board to effectively oversee the risk management policies and procedures of the Company.

Board Committees

Standing committees of the Board of the Company include the Audit Committee, the Nomination and Governance Committee, the Compensation Committee and the Stock Option Committee.  Scott T. Berlin, James H. Graves, Jim W. Henderson and George R. Manser presently serve on the standing committees set forth below.  Mark E. Schwarz does not presently serve on any of these standing committees.

	Audit Committee	Nomination and Governance Committee	Compensation and Stock Option Committees
Scott T. Berlin	X	X	X
James H. Graves	X	X	X
Jim W. Henderson	X		X
George R. Manser		X

Audit Committee.  James H. Graves currently serves as chairman of the Audit Committee.  The Board has determined that all members of the Audit Committee satisfy the current independence and experience requirements of Nasdaq and the Securities and Exchange Commission (“SEC”).  The Board has also determined that Mr. Graves satisfies the requirements for an “audit committee financial expert” under applicable rules of the SEC and has designated Mr. Graves as its “audit committee financial expert.”

The Audit Committee oversees the conduct of the financial reporting processes of the Company, including (i) reviewing with management and the outside auditors the audited financial statements included in the Company’s Annual Report, (ii) reviewing with management and the outside auditors the interim financial results included in the Company’s quarterly reports filed with the SEC, (iii) discussing with management and the outside auditors the quality and adequacy of internal controls, and (iv) reviewing the independence of the outside auditors.  (See, Audit Committee Report.)  A copy of the Amended and Restated Audit Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com.  The Audit Committee held eight meetings during 2009.

Nomination and Governance Committee.  Scott T. Berlin currently serves as chairman of the Nomination and Governance Committee.  The Nomination and Governance Committee is responsible for advising the Board about the appropriate composition of the Board and its committees, identifying and evaluating candidates for Board service, recommending director nominees for election at annual meetings of shareholders or for appointment to fill vacancies, and recommending the directors to serve on each committee of the Board.  The Nomination and Governance Committee is also responsible for periodically reviewing and making recommendations to the Board regarding corporate governance policies and responses to shareholder proposals.  A copy of the Nomination and Governance Committee Charter is available for review on the Company’s website at www.hallmarkgrp.com.  During 2009, the Nomination and Governance Committee did not meet separately from the full Board.

The Nomination and Governance Committee strives to identify and attract director nominees of personal integrity whose diversity of business background and experience will represent the interests of all shareholders.  The Nomination and Governance Committee has not established any policy regarding specific minimum qualifications that must be met by a director nominee.  However, factors considered in evaluating potential candidates include educational achievement, managerial experience, business acumen, financial sophistication, insurance industry expertise and strategic planning and policy-making skills.  Depending upon the current needs of the Board, some factors may be weighed more or less heavily than others in the deliberations.  The Nomination and Governance Committee evaluates the suitability of a potential director nominee on the basis of written information concerning the candidate, discussions with persons familiar with the background and character of the candidate and personal interviews with the candidate.

The Nomination and Governance Committee will consider candidates for nomination to the Board from any reasonable source, including shareholder recommendations.  The Nomination and Governance Committee does not evaluate candidates differently based on the source of the proposal.  The Nomination and Governance Committee has not, and has no present intention to, use consultants or search firms to assist in the process of identifying and evaluating director candidates.

Shareholders may recommend director candidates for consideration by the Nomination and Governance Committee by writing to its chairman in care of the Company’s headquarters in Fort Worth, Texas, giving the candidate's name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  The Nomination and Governance Committee has not implemented any formal procedures for consideration of director nominees submitted by shareholders of the Company.  The Nomination and Governance Committee has not received any recommendations of nominees for election to the Board at the 2010 Annual Meeting from any person or group beneficially owning more than five percent of the Common Stock.

Compensation Committee and Stock Option Committee.  Jim W. Henderson currently serves as chairman of the Compensation Committee and the Stock Option Committee.  The Compensation Committee reviews, evaluates and recommends to the Board compensation policies of the Company with respect to directors, executive officers and senior management.  The Compensation Committee also administers the Company’s 2005 Long Term Incentive Plan (the “2005 LTIP”).  The Stock Option Committee administers the Company's 1994 Key Employee Long Term Incentive Plan (the “1994 Employee Plan”) and 1994 Non-Employee Director Stock Option Plan (the “1994 Director Plan”), both of which expired during 2004 but have unexpired options outstanding.  Neither the Compensation Committee nor the Stock Option Committee has a charter.  The Compensation Committee and Stock Option Committee met twice during 2009.

The Compensation Committee has the authority to approve the compensation of the directors, executive officers and senior management of the Company.  The Compensation Committee also has the authority to grant stock options and other equity awards under the 2005 LTIP.  The Compensation Committee does not delegate any of its authority to any other person.  The Executive Chairman and Chief Executive Officer of the Company provide recommendations to the Compensation Committee concerning most of these compensation decisions.  Neither the Company nor the Compensation Committee currently engages any consultant to assist in the review of director or executive officer compensation.

Attendance at Meetings

The Board held five meetings during 2009.  Various matters were also approved by the unanimous written consent of the directors during the last fiscal year.  Each director except Mr. Manser attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.  The Company has no formal policy with respect to the attendance of Board members at the Annual Meeting, but encourages all incumbent directors and all director nominees to attend each annual meeting of shareholders.  All incumbent directors except Mr. Manser and all director nominees attended the Company's last annual meeting of shareholders held on May 28, 2009.

Compensation of Directors in 2009 Fiscal Year

The Company’s standard compensation arrangement for each non-employee director is currently a $30,000 annual retainer plus a fee of $1,500 for each Board meeting attended in person or telephonically and a fee of $750 for each committee meeting attended in person or telephonically.  The chairman of the Audit Committee also receives an additional $7,500 annual retainer.  No other cash compensation was paid to any non-employee director during 2009.

The Compensation Committee also periodically grants stock options to the directors of the Company.  In 2009, all non-employee directors of the Company were granted non-qualified options to purchase 15,000 shares of Common Stock pursuant to the 2005 LTIP.  Such options are exercisable at the grant date fair market value of the Common Stock of $6.61 per share (except for Mr. Henderson, whose options are exercisable at the grant date fair market value of the Common Stock of $6.86 per share), vested in their entirety six months and one day from the date of grant and will expire ten years from the date of grant.  In addition, the Executive Chairman was granted non-qualified options to purchase 200,000 shares of Common Stock pursuant to the 2005 LTIP which are exercisable at the grant date fair market value of the Common Stock of $6.61 per share, vest in seven equal installments and will expire ten years from the date of grant.

The following table sets forth information concerning the compensation of the directors of the Company for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]	All Other Compensation ($)	Total ($)
Mark E. Schwarz	195,000[2]	608,000	10,717[2]	813,717

Scott T. Berlin	38,500	38,700	—	77,200

James H. Graves	39,750	38,700	—	78,450

Jim W. Henderson	25,500	40,800	—	66,300

George R. Manser	30,250	38,700	—	68,950

[1]
Reflects the fair value of each stock option estimated on the date of grant using the Black-Scholes option pricing model.  Assumptions used in calculating this amount are included in Note 12 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.  As of December 31, 2009, exercisable options to purchase 19,167, 46,667, 30,000, 15,000 and 38,333 shares of Common Stock were outstanding to Messrs. Schwarz, Berlin, Graves, Henderson and Manser, respectively.

[2]
Represents compensation received as an executive officer of the Company.  “All Other Compensation” represents the employee portion of medical coverage paid by the Company and the Company’s matching contributions to employee 401(k) account.

Shareholder Communications

The Board believes that, in light of the accessibility of its directors to informal communications, a formal process for shareholders to communicate with directors is unnecessary.  Any shareholder communication sent to the Board, either generally or in care of the Executive Chairman, will be forwarded to members of the Board without screening.  Any shareholder communication to the Board should be addressed in care of the Executive Chairman and transmitted to the Company's headquarters in Fort Worth, Texas.  In order to assure proper handling, the transmittal envelope should include a notation indicating “Board Communication” or “Director Communication.” All such correspondence should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or only specified directors.  The Executive Chairman will circulate all such correspondence to the appropriate directors.

EXECUTIVE OFFICERS

The following persons are currently the executive officers of the Company:

Name	Age	Position(s) with the Company
Mark E. Schwarz	49	Executive Chairman and Director
Mark J. Morrison	50	President and Chief Executive Officer
Kevin T. Kasitz	47	Executive Vice President for Commercial Lines and Chief Operating Officer
Brookland F. Davis	46	Executive Vice President for Personal Lines
Jeffrey R. Passmore	42	Senior Vice President and Chief Accounting Officer

No executive officer bears any family relationship to any other executive officer or to any director or nominee for director of the Company.  No director, nominee for director or executive officer of the Company has been involved in any legal proceedings that would be material to an evaluation of the management of the Company.  Information concerning the business experience of Mark E. Schwarz is provided under Election of Directors.

Mark J. Morrison was named President of the Company in April, 2006 and became Chief Executive Officer in August, 2006.  He joined the Company in March, 2004, as Executive Vice President and Chief Financial Officer and was appointed to the additional position of Chief Operating Officer in April, 2005.  Mr. Morrison has been employed in the property and casualty insurance industry since 1993.  Prior to joining the Company, he had since 2001 served as President of Associates Insurance Group, a subsidiary of The Travelers Companies, Inc.  From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates Insurance Group, the insurance division of Associates First Capital Corporation.  From 1995 to 1996, Mr. Morrison served as Vice President and Controller of American Eagle Insurance Group, and from 1993 to 1995 was Director of Corporate Accounting for Republic Insurance Group.  From 1991 to 1993, he served as Director of Strategic Planning and Analysis at Anthem, Inc.  Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

Kevin T. Kasitz was named an Executive Vice President of the Company effective April, 2006, and became Chief Operating Officer in December, 2006.  He has also served as the President of the AHIS Operating Unit, a functional division of the Company handling standard lines commercial insurance, since April, 2003.  Prior to joining the Company, Mr. Kasitz had since 1991 been employed by Benfield Blanch Inc., a reinsurance intermediary, where he served as a Senior Vice President in the Program Services division (2000 to 2003) and Alternative Distribution division (1999 to 2000), a Vice President in the Alternative Distribution division (1994 to 1999) and a Manager in the Wholesale Insurance Services division (1991 to 1994).  From 1989 to 1991, he was a personal lines underwriter for Continental Insurance Company and from 1986 to 1989 was an internal auditor for National County Mutual Insurance Company, a regional non-standard automobile insurer.

Brookland F. Davis was named an Executive Vice President of the Company in December, 2006, and has also served as the President of the Personal Lines Operating Unit, a functional division of the Company handling personal insurance, since January, 2003.  Since 2001, Mr. Davis had previously been employed by Bankers Insurance Group, Inc., a property/casualty and life insurance group of companies, where he began as the Chief Accounting Officer and was ultimately promoted to President of their Texas managing general agency and head of their nationwide non-standard personal automobile operations.  From 1998 to 2000, he served as Executive Vice President and Chief Financial Officer of Paragon Insurance Holdings, LLC, a multi-state personal lines managing general agency offering non-standard personal automobile and homeowners insurance, which Mr. Davis co-founded.  During 1997, Mr. Davis was a Senior Manager with KPMG Peat Marwick focusing on the financial services practice area.  From 1993 to 1997, he served as Vice President and Treasurer of Midland Financial Group, Inc., a multi-state property/casualty insurance company focused on non-standard automobile insurance.  Mr. Davis began his professional career in 1986 in public accounting with first Coopers & Lybrand and later KPMG Peat Marwick, where he ended his tenure in 1992 as a Supervising Senior Tax Specialist.  Mr. Davis is a certified public accountant licensed in Texas and Tennessee.

Jeffrey R. Passmore has served as Senior Vice President and Chief Accounting Officer of the Company since June, 2003, and previously served as Vice President of Business Development for the Company.  Prior to joining the Company in November, 2002, Mr. Passmore had since 2000 served as Vice President and Controller of Benfield Blanch, Inc. and its predecessor E.W. Blanch Holdings, Inc., a reinsurance intermediary.  From 1998 to 1999, he served E.W. Blanch Holdings, Inc. as Assistant Vice President of Financial Reporting.  From 1994 to 1998, he was a senior financial analyst with TIG Holdings, Inc., a property and casualty insurance holding company.  Mr. Passmore began his career as an accountant for Gulf Insurance Group from 1990 to 1993.  Mr. Passmore is a certified public accountant licensed in Texas.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Chief Executive Officer and the next two most highly compensated executive officers of the Company (the “Named Executive Officers”) for the fiscal years ended December 31, 2009 and 2008.

Name and Current Principal Position	Year	Salary ($)	Bonus ($)[1]	Option Awards ($)2,	All Other Compensation ($)[3]	Total ($)

Mark J. Morrison	2009	365,000	140,000	228,000	11,174	744,174
President	2008	361,250	85,000	239,000	9,959	695,209
Chief Executive Officer

Kevin T. Kasitz	2009	245,000	80,000	167,200	14,568	506,768
Executive Vice President	2008	242,500	50,000	179,250	12,743	484,493
Chief Operating Officer
President of Operating Unit

Brookland F. Davis	2009	235,000	115,000	167,200	17,091	534,291
Executive Vice President	2008	225,000	70,000	179,250	12,527	486,777
President of Operating Unit

[1]
Bonuses earned for each fiscal year were awarded in the following fiscal year.  Of the total bonus amount, 75% was paid when awarded and the remaining 25% is payable in two equal annual installments of cash, without interest, on the first and second anniversaries of the initial payment.  Receipt of the deferred payments is conditioned upon continued employment with the Company.

[2]
Reflects the fair value of each stock option estimated on the date of grant using the Black-Scholes option pricing model.  Assumptions used in calculating this amount are included in Note 12 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.  Information concerning material terms of stock option grants is provided under Executive Compensation – Outstanding Equity Awards at 2009 Fiscal Year-End.

[3]	Represents the employee portion of medical coverage paid by the Company and the Company’s matching contributions to employee 401(k) accounts.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information concerning all equity awards to the Named Executive Officers which were outstanding as of December 31, 2009, consisting solely of unexercised stock options granted under the 1994 Employee Plan or the 2005 LTIP.

	Number of Securities Underlying Unexercised Options		Option Exercise	Option
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Expiration Date
Mark J. Morrison	16,667	—	7.14	05/27/2015
	12,500	8,333[1]	11.34	05/25/2016
	30,000	70,000[1]	12.52	05/24/2017
	5,000	45,000[1]	11.46	05/22/2018
	—	75,000[1]	6.61	04/01/2019

Kevin T. Kasitz	16,667	—	7.14	05/27/2015
	10,000	6,667[2]	11.34	05/25/2016
	22,500	52,500[2]	12.52	05/24/2017
	3,750	33,750[2]	11.46	05/22/2008
	—	55,000[2]	6.61	04/01/2019

Brookland F. Davis	16,667	—	7.14	05/27/2015
	10,000	6,667[2]	11.34	05/25/2016
	22,500	52,500[2]	12.52	05/24/2017
	3,750	33,750[2]	11.46	05/22/2018
	—	55,000[2]	6.61	04/01/2019

[1]
Unexercisable options expiring May 25, 2016, vest on May 25, 2010.  Unexercisable options expiring May 24, 2017, vest as to 30,000 and 40,000 shares on May 24, 2010 and 2011, respectively.  Unexercisable options expiring May 22, 2018, vest as to 10,000, 15,000 and 20,000 shares on May 22, 2010, 2011 and 2012, respectively.  Unexercisable options expiring April 1, 2019, vest in seven equal annual installments commencing April 1, 2010.

[2]
Unexercisable options expiring May 25, 2016, vest on May 25, 2010.  Unexercisable options expiring May 24, 2017, vest as to 22,500 and 30,000 shares on May 24, 2010 and 2011, respectively. Unexercisable options expiring May 22, 2018, vest as to 7,500, 11,250 and 15,000 shares on May 22, 2010, 2011 and 2012, respectively.  Unexercisable options expiring April 1, 2019, vest in seven equal annual installments commencing April 1, 2010.

Equity Compensation Plan Information

The following table sets forth information regarding shares of the Common Stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
	(a)	(b)	(c)

Equity compensation plans approved by security holders[1]	1,605,833	$9.65	417,501

Equity compensation plans not approved by security holders[2]	8,333	$2.25	- 0 -

Total	1,614,166	$9.92	417,501

[1]
Includes shares of Common Stock authorized for issuance under the 2005 LTIP, as well as shares of Common Stock issuable upon exercise of options outstanding under the 1994 Employee Plan and the 1994 Director Plan, both of which terminated in accordance with their terms in 2004.

[2]
Represents shares of Common Stock issuable upon exercise of non-qualified stock options granted to non-employee directors in lieu of cash compensation for their service on the Board during fiscal 1999.  The options became fully exercisable on August 16, 2000, and terminate on March 15, 2010, to the extent not previously exercised.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships

The Executive Chairman of the Company, Mark E. Schwarz, is the managing member of Newcastle Capital Group, L.L.C. (“NCG”), which entity is the sole general partner of Newcastle Capital Management, L.P. (“NCM”), which entity is the sole general partner of Newcastle Partners, L.P., Newcastle Special Opportunity Fund I, L.P., Newcastle Special Opportunity Fund II, L.P. and Newcastle Focus Fund II, L.P. (collectively, the “Newcastle Funds”).  In addition, Mr. Schwarz and NCG are the sole shareholders of DSC Services, Inc., which in turn is the sole shareholder of Detroit Stoker Company (“Detroit Stoker”).  As a result of these relationships, Mr. Schwarz has sole investment and voting control over the shares of Common Stock beneficially owned by NCM, the Newcastle Funds and Detroit Stoker, which collectively are the largest holders of the Common Stock.  (See, Principal Shareholders and Stock Ownership of Management.)

Curtis R. Donnell, who previously served as President of the Aerospace Operating Unit, was one of the sellers, and controlled the other seller, from whom the Company acquired the subsidiaries now comprising the Aerospace Operating Unit in January, 2006.  Donald E. Meyer, who serves as President of the TGA Operating Unit, was one of the sellers, and is related by marriage to the other sellers, from whom the Company acquired the subsidiaries now comprising the TGA Operating Unit in January, 2006.  Jeffrey L. Heath, who previously served as President of the Heath XS Operating Unit, was the seller from whom the Company acquired its majority interests in the subsidiaries now comprising the Heath XS Operating Unit.  At the time of these transactions, there was no material relationship between any of the sellers and the Company.

Acquisition of Aerospace Operating Unit

In January, 2006, the Company completed the acquisition of Aerospace Holdings, LLC from Donnell Children Revocable Trust and Curtis R. Donnell.   Mr. Donnell was the settlor and sole trustee of the Donnell Children Revocable Trust.  Aerospace Holdings, LLC and its subsidiaries now comprise the Company’s Aerospace Operating Unit.  The Company acquired these subsidiaries for initial consideration of $12.5 million paid in cash at closing.  Such initial consideration was allocated $11.9 million to the purchase price and $0.6 million to the sellers’ compliance with certain restrictive covenants, including a covenant not to compete for a period of five years after closing.  The acquisition agreement also required the Company to pay additional contingent consideration of up to $2.5 million conditioned on the sellers complying with their restrictive covenants and the Aerospace Operating Unit achieving certain operational objectives related to premium production and loss ratios.  However, the Aerospace Operating Unit did not achieve the operational objectives necessary to earn such additional consideration.

Lease with Donnell Investments, L.L.C.

Prior to the Company’s acquisition of the subsidiaries now comprising the Aerospace Operating Unit in January, 2006, the primary such subsidiary entered into an agreement to lease office space from Donnell Investments, L.L.C., an entity wholly owned and controlled by Curtis R. Donnell.  The lease pertains to an approximately 8,925 square foot suite in a low-rise office building and expires September 30, 2010.  The rent is currently $14,736 per month.  The aggregate amount of all scheduled periodic payments under the lease from January 1, 2006, through the termination date is $0.8 million.

Acquisition of TGA Operating Unit

In January, 2006, the Company consummated the acquisition of Texas General Agency, Inc. (“TGA”) and TGA Special Risk, Inc. (“TGASRI”) from Samuel M. Cangelosi, Donate A. Cangelosi and Donald E. Meyer (collectively, the “TGA Sellers”).  The Company simultaneously consummated the acquisition of Pan American Acceptance Corporation (“PAAC”) from Samuel M. Cangelosi, Donate A. Cangelosi and Carol A. Meyer (collectively, the “PAAC Sellers”).  Donald E. Meyer is the brother-in-law of Samuel M. Cangelosi and Donate A. Cangelosi and the husband of Carol A. Meyer.  TGA, TGASRI and PAAC now comprise the Company’s TGA Operating Unit.  TGA also had a wholly-owned insurance company subsidiary which is now an indirect subsidiary of the Company.

The Company acquired PAAC for consideration of $0.7 million paid in cash at closing.  The Company acquired TGA and TGASRI for consideration of $13.1 million paid in cash at closing, plus the delivery of promissory notes in the aggregate principal amount of $23.8 million which have now been fully repaid.  Aggregate principal of $14.3 million and $9.5 million on such promissory notes were paid on January 2, 2007 and 2008, respectively.  In addition to the purchase price, the Company paid the TGA Sellers $0.8 million at closing and $0.7 million and $0.5 million on January 2, 2007 and 2008, respectively, in consideration of their compliance with certain restrictive covenants, including a covenant not to compete for a period of five years after closing.  The Company secured payment of the future installments of both the purchase price and the restrictive covenant consideration by depositing $25.0 million in a trust account for the benefit of the TGA Sellers.  The trust account deposit has now been released.

The acquisition agreement also required the Company to pay additional contingent consideration of up to $8.0 million conditioned on the TGA Sellers complying with their restrictive covenants and TGA achieving certain operational objectives related to premium production and loss ratios.  Effective December 18, 2008, the Company and the TGA Sellers amended the acquisition agreement to remove all further contingencies and compromise the additional consideration payable to the TGA Sellers at $4.0 million, which amount was paid to the TGA Sellers in January, 2009.

Pursuant to the respective acquisition agreements, TGA and PAAC distributed to the TGA Sellers, PAAC Sellers and certain employees aggregate cash of approximately $3.25 million prior to closing.  Prior to closing, TGA also assigned to the TGA Sellers any sliding scale contingent commissions attributable to business produced on or before December 31, 2005, which might subsequently become due to TGA under certain reinsurance agreements.

Donald E. Meyer owned a 33.3% interest in TGA and TGASRI and his wife owned a 33.0% interest in PAAC.  All amounts payable to the TGA Sellers and the PAAC Sellers were in proportion to their respective ownership interests.

Acquisition of Heath XS Operating Unit

In August, 2008, the Company acquired from Jeffrey L. Heath 80% of the issued and outstanding membership interests in Heath XS, LLC and Hardscrabble Data Solutions, LLC, each a New Jersey limited liability company (collectively, the “Heath Group”), for aggregate cash consideration of $15.0 million.  In connection with the acquisition, the Company executed an Amended and Restated Operating Agreement for each of Heath XS, LLC and Hardscrabble Data Solutions, LLC (collectively, the “Operating Agreements”).  The Operating Agreements provide for management of the Heath Group by three managers, two of whom are appointed by the Company and one of whom is appointed by Heath Holdings, LLC (“Heath Holdings”), which is controlled by Mr. Heath.  Although most matters may be approved by a majority of the managers, the Operating Agreements specify certain matters requiring unanimous approval of the managers.  The Operating Agreements also grant certain preemptive rights, provide for allocation of profits and losses and distributions of available cash, restrict transfers of membership interests and specify certain co-sale and “drag-along” rights.

In addition, the Operating Agreements grant to the Company the right to purchase the remaining 20% membership interests in the Heath Group and grant to Heath Holdings the right to require the Company to purchase such remaining membership interests (the “Put/Call Option”).  The Put/Call Option becomes exercisable by either the Company or Heath Holdings upon the earlier of August 29, 2012, the termination of the employment of Mr. Heath by the Heath Group or a change of control of the Company.  If the Put/Call Option is exercised, the Company would have the right or obligation to purchase the remaining 20% membership interests in the Heath Group for an amount equal to nine times the average Pre-Tax Income (as defined in the Operating Agreements) for the previous 12 fiscal quarters.

CODE OF ETHICS

The Board has adopted a Code of Ethics applicable to all of the Company’s employees, officers and directors.  The Code of Ethics covers compliance with law; fair and honest dealings with the Company, its competitors and others; full, fair and accurate disclosure to the public; and procedures for compliance with the Code of Ethics.  This Code of Ethics is posted on the Company’s website at www.hallmarkgrp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership of the Common Stock with the SEC.  Based solely upon information provided to the Company by individual directors, executive officers and beneficial owners, the Company believes that all such reports were timely filed during and with respect to the fiscal year ended December 31, 2009, except that Detroit Stoker was late filing three Form 4’s reporting an aggregate of six purchases of Common Stock.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date by (i) the Named Executive Officers, (ii) each current director and nominee for director of the Company, (iii) all current executive officers and current directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.  Except as otherwise indicated, (a) the persons identified in the table have sole voting and dispositive power with respect to the shares shown as beneficially owned by them, (b) the mailing address for all persons is the same as that of the Company, and (c) the current directors and executive officers have not pledged any of such shares as security.

Shareholder	No. of Shares Beneficially Owned	Percent of Class Beneficially Owned
Mark E. Schwarz[1]	8,231,015	40.8
Mark J. Morrison[2]	198,214	1.0
Kevin T. Kasitz[3]	123,867	*
Brookland F. Davis[4]	179,852	*
Scott T. Berlin[5]	56,667	*
James H. Graves[6]	81,192	*
Jim W. Henderson[7]	28,000	*
George R. Manser[8]	86,247	*
All executive officers and current directors, as a group (9 persons)[9]	9,050,624	43.8
Newcastle Partners, L.P.[10]	4,268,898	21.2
Newcastle Special Opportunity Fund I, L.P. [10]	1,643,965	8.2
Newcastle Special Opportunity Fund II, L.P. [10]	1,630,865	8.1
Bares Capital Management, Inc. [11]	2,033,179	10.1
Dimensional Fund Advisors LP12	1,274,302	6.3

*	Represents less than 1%.

[1]
Includes 47,738 shares which may be acquired by Mr. Schwarz pursuant to stock options exercisable on or within 60 days after the Record Date, 7,546,128 shares owned by the Newcastle Funds and 585,623 shares owned by Detroit Stoker.  (See Transactions with Related Persons – Certain Relationships and Notes 9 and 10, below.)

[2]	Includes 123,214 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[3]	Includes 97,441 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[4]
Includes 97,441 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date and 2,372 shares held by Mr. Davis' spouse, over which shares Mr. Davis shares voting and dispositive power.

[5]	Includes 46,667 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[6]	Includes 30,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[7]	Includes 15,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[8]
Includes 30,000 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date and 5,096 shares held by Mr. Manser's spouse, over which shares Mr. Manser shares voting and dispositive power.

[9]	Includes 546,667 shares which may be acquired pursuant to stock options exercisable on or within 60 days after the Record Date.

[10]	Does not include shares beneficially owned by Mark E. Schwarz, Detroit Stoker or the other Newcastle Funds. (See Transactions with Related Persons – Certain Relationships.)

[11]	The address of Bares Capital Management, Inc. is 221 W. 6th Street, Suite 1225, Austin, Texas 78701.

[12]	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board in accordance with applicable rules of the SEC and Nasdaq.  A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.hallmarkgrp.com.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process.  In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and is authorized to retain outside counsel, auditors or other experts for this purpose.  Subject to any action that may be taken by the full Board, the Audit Committee also has the authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accountants.

The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements.  The role of the Audit Committee is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accountants.  The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The Audit Committee received from the independent registered public accountants the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based on the Audit Committee's review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009.

Respectfully submitted by the Audit Committee:

James H. Graves (chairman)
Scott T. Berlin
Jim W. Henderson

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP (“KPMG”) reported on the Company's consolidated financial statements for the fiscal years ended December 31, 2009 and 2008.  The Company dismissed KPMG on April 5, 2010, and on April 6, 2010, retained Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2010 fiscal year.  The decision to change auditors was approved by the Audit Committee.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.  KPMG has indicated that they do not intend to have a representative present at the Annual Meeting.

KPMG’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2008 and 2009, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the two fiscal years ended December 31, 2009 and the subsequent interim period preceding the dismissal of KPMG, (i) there was no disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with their reports, (ii) there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K,  and (iii) the Company did not consult with E&Y regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.  A copy of a letter from KPMG to the SEC concurring with the foregoing statements is attached as Exhibit 16.1 to the Company’s Form 8-K filed on April 8, 2010.

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, as well as fees billed for other services rendered by the independent registered public accountants during those periods.

	Fiscal 2009	Fiscal 2008
Audit Fees[1]	$853,006	$689,682
Audit-Related Fees[2]	4,000	—
Tax Fees	—	—
All Other Fees	—	—

[1]	Reflects fees for services attributable to the indicated fiscal year, a portion of which fees were paid in the subsequent fiscal year.

[2]	Audit-related fees in fiscal 2009 pertained to services in connection with the Company’s filing of a registration statement on Form S-8.

The current policy of the Audit Committee is to review and approve all proposed audit and non-audit services prior to the engagement of independent registered public accountants to perform such services.  Therefore, the Audit Committee does not presently have any pre-approval policy or procedures.  Review and approval of such services generally occur at the Audit Committee's regularly scheduled quarterly meetings.  In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated to its chairman the authority to approve audit and non-audit services up to a pre-determined level set by the Audit Committee.  Any audit or non-audit services approved pursuant to such delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting. During fiscal 2009 and 2008, all audit and non-audit services performed by the Company’s independent registered public accountants were approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder desiring to submit a proposal for inclusion in the proxy material relating to the 2010 annual meeting of shareholders must do so in writing.  The proposal must be received at the Company's principal executive offices by January 5, 2011.  In addition, with respect to any matter proposed by a shareholder at the 2011 annual meeting but not included in the Company's proxy materials, the proxy holders designated by the Company may exercise discretionary voting authority if appropriate notice of the shareholder proposal is not received by the Company at its principal executive office by March 21, 2011.

By Order of the Board of Directors,

/s/ CECIL R. WISE

Cecil R. Wise, Secretary

May 5, 2010
Fort Worth, Texas

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
HALLMARK FINANCIAL SERVICES, INC.
TO BE HELD MAY 28, 2010

The undersigned hereby appoints Mark E. Schwarz, Mark J. Morrison, Kevin T. Kasitz and Brookland F. Davis, and each of them individually, as the lawful agents and Proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of Common Stock of Hallmark Financial Services, Inc. held of record by the undersigned as of April 14, 2010, at the Annual Meeting of Shareholders to be held on May 28, 2010, or at any adjournment thereof. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxies may do by virtue hereof.

1.  ELECTION OF DIRECTORS:

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Instructions:  To withhold authority to vote for any nominee, mark the space beside the nominee's name with an "X".

Mark E. Schwarz ☐	Scott T. Berlin ☐	Jim W. Henderson ☐

James H. Graves ☐	George R. Manser ☐

2.	OTHER BUSINESS: In their discretion, the Proxies are authorized to vote on any other matter which may properly come before the Annual Meeting or any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder.  IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1.

Please sign below exactly as your shares are held of record.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Date: , 2010
Signature

Signature, if held jointly:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.  PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS.  ☐